Exhibit 99.1

VERITEX HOLDINGS, INC. REPORTS FIRST QUARTER OPERATING RESULTS

Dallas, TX — April 22, 2019 —Veritex Holdings, Inc. (“Veritex” or the “Company”) (Nasdaq: VBTX), the holding company for Veritex Community Bank, today announced the results for the three months ended March 31, 2019. The Company reported net income of $7.4 million, or $0.13 diluted earnings per share (“EPS”), compared to $9.8 million, or $0.40 diluted EPS, for the three months ended December 31, 2018 and $10.4 million, or $0.42 diluted EPS, for the three months ended March 31, 2018. Operating net income totaled $32.7 million, or $0.59 diluted operating EPS1, compared to $11.5 million, or $0.47 diluted operating EPS, for the quarter ended December 31, 2018 and $12.2 million, or $0.50 diluted operating EPS, for the quarter ended March 31, 2018.
“First quarter operating results have far exceeded our expectations during the most transformational quarter in Veritex’s short history,” said C. Malcolm Holland, the Company’s Chairman and Chief Executive Officer. “Our first quarter operating earnings highlight significant improvements in key performance metrics while also successfully integrating our people, processes and culture as a result of our merger with Green. I am excited about 2019 and the opportunities that are ahead of us. Our staff continues to be the reason why we stand apart from the competition. With continued focus on our employees and the Veritex culture, we will be able to exceed the goals we have set for ourselves.”
First Quarter 2019 Financial Highlights:

•
On January 1, 2019, the Company completed its previously announced acquisition of Green Bancorp, Inc. (“Green”) resulting in the fair value of assets acquired and liabilities assumed of approximately $4.6 billion and $3.9 billion, respectively;

•	Diluted EPS was $0.13 and diluted operating EPS was $0.59 for the first quarter of 2019;

•	Return on average assets was 0.38%, operating return on average asset was 1.69% and pre-tax, pre-provision operating return on average assets increased to 2.40% for the first quarter of 2019;

•	Efficiency ratio was 82.30% and operating efficiency ratio was 43.54% for the first quarter of 2019;[1]

•
Book value per common share was $21.88 and tangible book value (“TBV”)[1] was $13.76 for the first quarter of 2019, reflecting operating earnings, merger expenses, dividends, share repurchase activity and the impact of the merger with Green.

•	Net interest margin expanded to 4.17% for the first quarter 2019 compared to 3.89% for the fourth quarter of 2018;

•	Commenced stock buyback program and purchased 316,600 shares of outstanding Veritex common stock for an aggregate of $7.7 million during the first quarter of 2019; and

•	Declared quarterly cash dividend of $0.125 payable in May 2019.
Summary of Financial Data

	Q1 2019	Q4 2018	% Change
	(Dollars in thousands)
GAAP
Net income	$7,407	$9,825	(25)%
Diluted EPS	0.13	0.40	(68)%
Return on average assets[2]	0.38%	1.20%
Efficiency ratio	82.30	54.27
Book value per common share	$21.88	$21.88	—%
Non-GAAP[1]
Operating net income	$32,679	$11,457	185%
Diluted operating EPS	0.59	0.47	26%
Operating return on average assets[2]	1.69%	1.40%
Operating efficiency ratio	43.54	50.65
Return on average tangible common equity[2]	5.09	11.52
Operating return on average tangible common equity[2]	18.81	13.37
Tangible book value per common share	$13.76	$14.74
1 Refer to the section titled "Reconciliation of Non-GAAP Financial Measures” for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.
2 Annualized ratio.

Results of Operations for the Three Months Ended March 31, 2019
Net Interest Income
For the three months ended March 31, 2019, net interest income before provision for loan losses was $72.9 million and net interest margin was 4.17% compared to $28.7 million and 3.89%, respectively, for the three months ended December 31, 2018. The $44.2 million increase in net interest income was primarily due to an increase in interest income on loans, which was driven by increased volume in all loan categories resulting from loans acquired from Green effective January 1, 2019 of $3.2 billion, organic loan growth during the first quarter of 2019 and a $3.0 million increase in accretion during the three months ended March 31, 2019 compared to the three months ended December 31, 2018 on acquired loans. Net interest margin increased 28 basis points from the three months ended December 31, 2018 primarily due to a change in mix of interest-earning assets resulting from increases in loans, which generally yield higher interest rates than other interest-earning assets such as investment securities and interest-bearing deposits in other banks. Average interest-bearing deposits grew to $4.8 billion for the three months ended March 31, 2019 from $2.0 billion for the three months ended December 31, 2018, an increase that was primarily driven by an increase in volume of deposits acquired from Green. Average cost of interest-bearing deposits decreased to 1.62% for the three months ended March 31, 2019 from 1.75% for the three months ended December 31, 2018 as interest on deposits decreased due to accretion recognized in respect to a premium paid on acquired time deposits.
Net interest income before provision for loan losses increased by $43.8 million from $29.1 million to $72.9 million and net interest margin decreased by 26 basis points from 4.43% to 4.17% for the three months ended March 31, 2019 as compared to the same period in 2018. The increase in net interest income before provision for loan losses was primarily driven by higher loan balances and yields resulting from loans acquired from Green and organic loan growth during the three months ended March 31, 2019 compared to the three months ended March 31, 2018. For the three months ended March 31, 2019, average loan balance increased by $3.6 billion compared to the three months ended March 31, 2018, which resulted in a $53.7 million increase in interest income. This was partially offset by an increase in the average rate paid on interest-bearing liabilities, which resulted in a $14.9 million increase in interest on deposit accounts. Net interest margin decreased 26 basis points from the three months ended March 31, 2018 primarily due to an increase in the average rate paid on interest-bearing liabilities compared to the three months ended March 31, 2018. As a result, the average cost of interest-bearing deposits increased to 1.62% for the three months ended March 31, 2019 from 1.00% for the three months ended March 31, 2018.
Noninterest Income
Noninterest income for the three months ended March 31, 2019 was $8.5 million, an increase of $4.9 million, or 134.4%, compared to the three months ended December 31, 2018. The increase was primarily due to a $2.7 million increase in service charges and fees on deposit accounts resulting from our acquisition of Green deposit accounts and the associated income from these accounts, a $891 thousand increase in loan fees, a $473 thousand increase in insurance income on bank owned life insurance (“BOLI”), a $352 thousand increase in prepayment fees and a $250 thousand increase in derivative income earned for the three months ended March 31, 2019 primarily resulting from our acquisition of Green. This was partially offset by a loss on securities sold of $772 thousand during the three months ended March 31, 2019.
Compared to the three months ended March 31, 2018, noninterest income for the three months ended March 31, 2019 grew by $5.7 million, or 207.6%. The increase was primarily due to a $2.6 million increase in service charges and fees on acquired deposit accounts as described above, a $1.8 million increase in the gain on sale of Small Business Administration loans, a $1.0 million increase in loan fees, a $479 thousand in insurance income on BOLI and a $250 thousand increase in derivative income earned during the three months ended March 31, 2019. This was partially offset by a loss on securities sold of $772 thousand during the three months ended March 31, 2019.
Noninterest Expense
Noninterest expense was $67.0 million for the three months ended March 31, 2019, compared to $17.5 million for the three months ended December 31, 2018, an increase of $49.5 million, or 282.0%. The increase was primarily driven by a $30.1 million increase in merger and acquisition expenses related to our acquisition of Green. These expenses were mainly driven by an increase in stock-based compensation due to the accelerated vesting of outstanding restricted stock units and stock options of $17.7 million, severance payments of $7.6 million and legal and professional fees of $4.8 million in connection with our acquisition of Green. The increase was also caused by a $10.6 million increase in salaries and employee benefits due to the addition of new Green employees, a $1.7 million increase in occupancy and equipment expense primarily due to the addition of nine buildings and 14 property leases in connection with the Green acquisition, and a $1.9 million and $1.0 million increase in amortization of intangibles and data processing and software expenses, respectively, related to our acquisition of Green.

Compared to the three months ended March 31, 2018, noninterest expense for the three months ended March 31, 2019 increased by $49.7 million, or 287.1%. The increase was caused by expenses incurred in connection with our acquisition of Green as described in the preceding paragraph.
Financial Condition
Total loans were $5.8 billion at March 31, 2019, an increase of $3.2 billion, or 126.3%, compared to December 31, 2018. The increase was the result of our acquisition of Green on January 1, 2019 as well as the continued execution and success of our loan growth strategy.
Total deposits were $6.3 billion at March 31, 2019, an increase of $3.7 billion, or 140.1%, compared to December 31, 2018. The increase was primarily the result of increases of $1.9 billion, $1.0 billion, and $868 thousand in time deposits, financial institution money market accounts and noninterest-bearing demand deposits, respectively, related to our acquisition of Green and organic growth of our deposits.
Asset Quality
Allowance for loan losses as a percentage of loans held for investment, including mortgage warehouse, was 0.37%, 0.75% and 0.58% of total loans at March 31, 2019, December 31, 2018 and March 31, 2018, respectively. The allowance for loan losses as a percentage of total loans for each of the three quarters ended was determined by evaluating the qualitative factors around the nature, volume and mix of the loan portfolio. The decrease in the allowance for loan loss as a percentage of loans from December 31, 2018 and March 31, 2018 was attributable to our acquisition of Green as acquired loans are recorded at fair value. Our allowance for loan losses and remaining purchase discount on acquired loans as a percentage of loans held for investment, including mortgage warehouse, was 1.82%, 1.23% and 1.40% of total loans at March 31, 2019, December 31, 2018 and March 31, 2018, respectively.
The provision for loan losses for the three months ended March 31, 2019 totaled $5.0 million compared to $1.4 million and $678 thousand for the three months ended December 31, 2018 and March 31, 2018, respectively. The increase in provision for loan losses for the three months ended March 31, 2019 compared to the three months ended December 31, 2018 was primarily due to an increase in our originated and renewed loans as well as a $1.1 million increase in specific reserves on certain non-performing loans and a $1.5 increase on the recorded provision on a purchased credit impaired (“PCI”) loan that was paid off as of March 31, 2019. The increase in provision for loan losses for the three months ended March 31, 2019 compared to the three months ended March 31, 2018 was primarily due to an increase in our originated and renewed loans as well as a $1.4 million increase in specific reserves on certain non-performing loans and a $1.5 million increase on the recorded provision of a PCI loan that was paid off as of March 31, 2019.
Nonperforming assets totaled $23.1 million, or 0.29%, of total assets at March 31, 2019 compared to $24.7 million, or 0.77%, of total assets at December 31, 2018 and $3.8 million, or 0.12%, of total assets at March 31, 2018. The decrease of $1.6 million compared to December 31, 2018 was driven by the repayment in full of an $8.8 million PCI loan, and was offset by a $2.9 million increase in originated non-accrual loans and a $4.3 million increase in accruing loans 90 or more days past due. The increase in nonperforming assets of $19.3 million compared to March 31, 2018 was primarily due to the placement of a $7.9 million PCI loan on non-accrual status as a result of information the Company obtained that precluded the Company from reasonably estimating the timing and amount of future cash flows relating to this loan. Excluding this PCI loan compared to March 31, 2018, the increase of $11.4 million in nonperforming assets was a result of an increase in nonperforming loans of $11.3 million and an increase in other real estate owned of $141 thousand.
Dividend Information

On April 22, 2019, Veritex’s Board of Directors declared a quarterly cash dividend of $0.125 per share on its outstanding shares of common stock. The dividend will be paid on or after May 23, 2019 to stockholders of record as of the close of business on May 9, 2019.

Non-GAAP Financial Measures
Veritex’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate its operating performance and provide information that is important to investors. However, non-GAAP financial measures are supplemental and should be viewed in addition to, and not as an alternative for, Veritex’s reported results prepared in accordance with GAAP. Specifically, Veritex reviews and reports tangible book value, tangible book value per common share, tangible common equity to tangible assets, return on average tangible common equity, operating net income, pre-tax, pre-provision operating earnings, pre-tax, pre-provision operating return on average assets, diluted operating earnings per share, operating return on average assets, operating return on average tangible common equity and operating efficiency ratio. Veritex has included in this earnings release information related to these non-GAAP financial measures for the applicable periods presented. Please refer to “Reconciliation of Non-GAAP Financial Measures” after the financial highlights at the end of this earnings release for a reconciliation of these non-GAAP financial measures.
Business Combinations Measurement Period
The measurement period for the Company to determine the fair values of acquired identifiable assets and assumed liabilities for Green will end at the earlier of (i) twelve months from the date of the acquisition or (ii) as soon as the Company receives the information it was seeking about facts and circumstances that existed as of the acquisition date or learns that more information is not obtainable. Provisional estimates have been recorded for the Green acquisition as independent valuations have not been finalized. The Company does not expect any significant differences from estimated values upon completion of the valuations.
Conference Call
The Company will host an investor conference call to review the results on Tuesday, April 23, 2019 at 8:30 a.m. Central Time. Participants may pre-register for the call by visiting https://edge.media-server.com/m6/p/gizfkp5c and will receive a unique PIN, which can be used when dialing in for the call. This will allow attendees to enter the call immediately. Alternatively, participants may call toll-free at (877) 703-9880.
The call and corresponding presentation slides will be webcast live on the home page of the Company's website, www.veritexbank.com. An audio replay will be available one hour after the conclusion of the call at (855) 859-2056, Conference #3584266. This replay, as well as the webcast, will be available until April 30, 2019.
About Veritex Holdings, Inc.
Headquartered in Dallas, Texas, Veritex is a bank holding company that conducts banking activities through its wholly owned subsidiary, Veritex Community Bank, with locations throughout the Dallas-Fort Worth metroplex and in the Houston metropolitan area. Veritex Community Bank is a Texas state chartered bank regulated by the Texas Department of Banking and the Board of Governors of the Federal Reserve System. For more information, visit www.veritexbank.com.

Media Contact:
LaVonda Renfro
972-349-6200
lrenfro@veritexbank.com

Investor Relations:
Susan Caudle
972-349-6132
scaudle@veritexbank.com
Forward-Looking Statements
This earnings release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on various facts and derived utilizing assumptions, current expectations, estimates and projections and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include, without limitation, statements relating to the impact Veritex expects its recently completed acquisition of Green to have on its operations, financial condition and financial results and Veritex’s expectations about its ability to successfully integrate the combined businesses of Veritex and Green and the amount of cost savings and overall operational efficiencies Veritex expects to realize as a result of the recently completed acquisition of Green. The forward-looking statements in this earnings release also include statements about Veritex’s future financial performance, business and growth strategy, projected plans and objectives, as well as other projections based on macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,”

“projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Further, certain factors that could affect future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, the possibility that the businesses of Veritex and Green will not be integrated successfully, that the cost savings and any synergies from the acquisition may not be fully realized or may take longer to realize than expected, disruption from the acquisition making it more difficult to maintain relationships with employees, customers or other parties with whom Veritex has (or Green had) business relationships, diversion of management time on integration-related issues, the reaction to the acquisition by Veritex’s and Green’s customers, employees and counterparties and other factors, many of which are beyond the control of Veritex. We refer you to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Veritex’s Annual Report on Form 10-K for the year ended December 31, 2018 and any updates to those risk factors set forth in Veritex’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. If one or more events related to these or other risks or uncertainties materialize, or if Veritex’s underlying assumptions prove to be incorrect, actual results may differ materially from what Veritex anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. Veritex does not undertake any obligation, and specifically declines any obligation, to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise. All forward-looking statements, expressed or implied, included in this earnings release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Veritex or persons acting on Veritex’s behalf may issue.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Financial Highlights
(Unaudited)

	For the Three Months Ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(Dollars and shares in thousands)
Per Share Data (Common Stock):
Basic EPS	$0.14	$0.41	$0.37	$0.42	$0.43
Diluted EPS	0.13	0.40	0.36	0.42	0.42
Book value per common share	21.88	21.88	21.38	21.03	20.60
Tangible book value per common share[1]	13.76	14.74	14.21	13.83	13.37

Common Stock Data:
Shares outstanding at period end	54,563	24,254	24,192	24,181	24,149
Weighted average basic shares outstanding for the period	54,293	24,224	24,176	24,148	24,120
Weighted average diluted shares outstanding for the period	55,439	24,532	24,613	24,546	24,539

Summary Performance Ratios:
Return on average assets[2]	0.38%	1.20%	1.10%	1.34%	1.40%
Return on average equity[2]	2.52	7.44	6.88	8.11	8.55
Return on average tangible common equity[1,2]	5.09	11.52	10.79	12.80	13.61
Efficiency ratio	82.30	54.27	57.58	53.51	54.28

Selected Performance Metrics - Operating:
Diluted operating EPS[1]	0.59	0.47	0.42	0.46	0.50
Pre-tax, pre-provision operating return on average assets[1,2]	2.40	1.95	1.98	2.03	2.13
Operating return on average assets[1,2]	1.69%	1.40%	1.28%	1.47%	1.64%
Operating return on average tangible common equity[1,2]	18.81	13.37	12.49	14.07	15.86
Operating efficiency ratio[1]	43.54	50.65	49.09	48.67	49.94

Veritex Holdings, Inc. Capital Ratios:
Average stockholders' equity to average total assets	15.18%	16.14%	15.92%	16.48%	16.39%
Tier 1 capital to average assets (leverage)	10.57	12.04	11.74	12.08	11.84
Common equity tier 1 capital	11.07	11.80	12.02	12.17	12.04
Tier 1 capital to risk-weighted assets	11.50	12.18	12.43	12.60	12.48
Total capital to risk-weighted assets	12.45	12.98	13.22	13.31	13.17
Tangible common equity to tangible assets[1]	10.02	11.78	11.08	11.30	11.17

Veritex Bank Capital Ratios:
Tier 1 capital to average assets (leverage)	10.65%	10.87%	10.53%	10.70%	10.39%
Common equity tier 1 capital	11.61%	11.01%	11.13%	11.16%	10.94%
Tier 1 capital to risk-weighted assets	11.61%	11.01%	11.13%	11.16%	10.94%
Total capital to risk-weighted assets	11.93%	11.64%	11.75%	11.70%	11.45%

1Refer to the section titled "Reconciliation of Non-GAAP Financial Measures" after the financial highlights for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.
2Annualized ratio.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Financial Highlights
(In thousands)

	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
	(unaudited)		(unaudited)	(unaudited)	(unaudited)
ASSETS
Cash and cash equivalents	$339,473	$84,449	$261,790	$146,740	$195,194
Securities	950,671	262,695	256,237	252,187	243,164
Other investments	75,920	23,174	27,769	27,438	21,158

Loans held for sale	8,002	1,258	1,425	453	893
Loans held for investment, mortgage warehouse	114,158	—	—	—	—
Loans held for investment	5,663,721	2,555,494	2,444,499	2,418,886	2,316,065
Total loans	5,785,881	2,556,752	2,445,924	2,419,339	2,316,958
Allowance for loan losses	(21,603)	(19,255)	(17,909)	(14,842)	(13,401)
Bank-owned life insurance	79,397	22,064	21,915	21,767	21,620
Bank premises, furniture and equipment, net	119,354	78,409	77,346	76,348	76,045
Other real estate owned	151	—	—	—	10
Intangible assets, net	81,245	15,896	16,603	17,482	18,372
Goodwill	368,268	161,447	161,447	161,447	161,685
Other assets	69,474	22,919	24,724	23,968	20,761
Branch assets held for sale	83,516	—	—	1,753	1,753
Total assets	$7,931,747	$3,208,550	$3,275,846	$3,133,627	$3,063,319
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$1,439,630	$626,283	$661,754	$611,315	$597,236
Interest-bearing	2,617,117	1,313,161	1,346,264	1,252,774	1,354,757
Certificates and other time deposits	2,240,968	682,984	648,236	626,329	541,801
Total deposits	6,297,715	2,622,428	2,656,254	2,490,418	2,493,794
Accounts payable and accrued expenses	42,621	5,413	6,875	4,130	3,862
Accrued interest payable and other liabilities	6,846	5,361	5,759	5,856	3,412
Advances from Federal Home Loan Bank	252,982	28,019	73,055	108,092	48,128
Subordinated debentures and subordinated notes	72,719	16,691	16,691	16,690	16,690
Other borrowings	2,778	—	—	—	—
Branch liabilities held for sale	62,381	—	—	—	—
Total liabilities	6,738,042	2,677,912	2,758,634	2,625,186	2,565,886
Commitments and contingencies
Stockholders’ equity:
Common stock	546	243	242	242	241
Additional paid-in capital	1,109,386	449,427	448,117	447,234	445,964
Retained earnings	84,559	83,968	74,143	65,208	55,015
Unallocated Employee Stock Ownership Plan shares	—	—	(106)	(106)	(106)
Accumulated other comprehensive income (loss)	7,016	(2,930)	(5,114)	(4,067)	(3,611)
Treasury stock	(7,802)	(70)	(70)	(70)	(70)
Total stockholders’ equity	1,193,705	530,638	517,212	508,441	497,433
Total liabilities and stockholders’ equity	$7,931,747	$3,208,550	$3,275,846	$3,133,627	$3,063,319

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Financial Highlights
(In thousands, except per share data)

	For the Three Months Ended
	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
Interest income:
Loans, including fees	$85,747	$35,028	$35,074	$32,291	$32,067
Securities	7,232	1,908	1,722	1,647	1,328
Deposits in financial institutions and Fed Funds sold	1,554	833	1,016	613	687
Other investments[1]	691	413	108	306	28
Total interest income	95,224	38,182	37,920	34,857	34,110
Interest expense:
Transaction and savings deposits	10,366	5,412	4,694	4,204	3,289
Certificates and other time deposits	8,792	3,394	3,068	2,248	1,004
Advances from FHLB	2,055	377	630	234	460
Subordinated debentures and subordinated notes	1,094	304	250	245	232
Total interest expense	22,307	9,487	8,642	6,931	4,985
Net interest income	72,917	28,695	29,278	27,926	29,125
Provision for loan losses	5,012	1,364	3,057	1,504	678
Net interest income after provision for loan losses	67,905	27,331	26,221	26,422	28,447
Noninterest income:
Service charges and fees on deposit accounts	3,517	832	809	846	933
Loan fees	1,278	387	410	261	274
(Loss) gain on sales of investment securities	(772)	(42)	(34)	4	8
Gain on sales of loans	2,370	1,789	270	416	581
Rental income	368	310	414	452	478
Other[1]	1,723	343	539	311	484
Total noninterest income	8,484	3,619	2,408	2,290	2,758
Noninterest expense:
Salaries and employee benefits	18,885	8,278	7,394	7,657	7,930
Occupancy and equipment	4,129	2,412	2,890	2,143	3,234
Professional and regulatory fees	3,418	1,889	1,893	1,528	2,104
Data processing and software expense	1,924	888	697	689	828
Marketing	619	570	306	446	461
Amortization of intangibles	2,760	835	798	856	978
Telephone and communications	395	223	236	414	426
Merger and acquisition expense	31,217	1,150	2,692	1,043	335
Other	3,646	1,293	1,340	1,393	1,010
Total noninterest expense	66,993	17,538	18,246	16,169	17,306
Net income from operations	9,396	13,412	10,383	12,543	13,899
Income tax expense	1,989	3,587	1,448	2,350	3,511
Net income	$7,407	$9,825	$8,935	$10,193	$10,388

Basic earnings per share	$0.14	$0.41	$0.37	$0.42	$0.43
Diluted earnings per share	$0.13	$0.40	$0.36	$0.42	$0.42
Weighted average basic shares outstanding	54,293	24,224	24,176	24,148	24,120
Weighted average diluted shares outstanding	55,439	24,532	24,613	24,546	24,539
1 The Company historically reported dividend income in other noninterest income and has re-classed $678, $408, $102, $302 and $23 of dividend income into other investments as of March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018 and March 31, 2018, respectively, in order to align with industry peers for comparability purposes.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Financial Highlights
(In thousands except percentages)

	For the Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans[1,5]	$5,731,062	$84,194	5.96%	$2,502,084	$35,028	5.55%	$2,261,133	$32,067	5.75%
Loans held for investment, mortgage warehouse	119,781	1,553	5.26	—	—	—	—	—	—
Securities	926,347	7,232	3.17	263,182	1,908	2.88	222,026	1,328	2.43
Interest-bearing deposits in other banks	264,138	1,554	2.39	136,879	833	2.41	163,996	687	1.70
Other investments[2]	56,909	691	4.92	25,772	413	6.36	16,782	28	0.68
Total interest-earning assets	7,098,237	95,224	5.44	2,927,917	38,182	5.17	2,663,937	34,110	5.19
Allowance for loan losses	(20,065)			(18,338)			(13,133)
Noninterest-earning assets[5]	763,095			333,589			355,625
Total assets	$7,841,267			$3,243,168			$3,006,429

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand and savings deposits[5]	$2,562,304	$10,366	1.64%	$1,337,901	$5,412	1.60%	$1,218,144	$3,289	1.10%
Certificates and other time deposits[5]	2,244,194	8,792	1.59	655,776	3,394	2.05	527,051	1,004	0.77
Advances from FHLB	310,697	2,055	2.68	52,436	377	2.85	117,507	460	1.59
Subordinated debentures and subordinated notes	75,813	1,094	5.85	16,691	304	7.23	16,926	232	5.56
Total interest-bearing liabilities	5,193,008	22,307	1.74	2,062,804	9,487	1.82	1,879,628	4,985	1.08

Noninterest-bearing liabilities:
Noninterest-bearing deposits[5]	1,427,970			643,958			600,215
Other liabilities[5]	30,023			12,816			17,262
Total liabilities	6,651,001			2,719,578			2,497,105
Stockholders’ equity	1,190,266			523,590			492,869
Total liabilities and stockholders’ equity	$7,841,267			$3,243,168			$2,989,974

Net interest rate spread[3]			3.70%			3.35%			4.11%
Net interest income		$72,917			$28,695			$29,125
Net interest margin[4]			4.17%			3.89%			4.43%

1 Includes average outstanding balances of loans held for sale of $7,709, $1,019 and $1,336 for the three months ended March 31, 2019, December 31, 2018, and March 31, 2018, respectively, and average balances of loans held for investment, excluding mortgage warehouse.
2 The Company historically reported dividend income in other noninterest income and has re-classed $678, $408 and $23 of dividend income into other investments as of March 31, 2019, December 31, 2018 and March 31, 2018, respectively, in order to align with industry peers for comparability purposes.
3 Net interest rate spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
4 Net interest margin is equal to net interest income divided by average interest-earning assets.
5 Includes average balances that are held for sale at March 31, 2019.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Financial Highlights

Yield Trend

	For the Three Months Ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Average yield on interest-earning assets:
Loans[1]	5.96%	5.55%	5.72%	5.55%	5.75%
Loans held for investment, mortgage warehouse	5.26	—	—	—	—
Securities	3.17	2.88	2.69	2.66	2.43
Interest-bearing deposits in other banks	2.39	2.41	1.98	1.80	1.70
Other investments	4.92	6.36	6.76	4.91	0.68
Total interest-earning assets	5.44%	5.17%	5.19%	5.10%	5.19%

Average rate on interest-bearing liabilities:
Interest-bearing demand and savings deposits	1.64%	1.60%	1.46%	1.33%	1.10%
Certificates and other time deposits	1.59	2.05	1.86	1.52	0.77
Advances from FHLB	2.68	2.85	2.08	1.57	1.59
Subordinated debentures and subordinated notes	5.85	7.23	5.94	5.89	5.56
Total interest-bearing liabilities	1.74%	1.82%	1.66%	1.43%	1.08%

Net interest rate spread[2]	3.70%	3.35%	3.53%	3.67%	4.11%
Net interest margin[3]	4.17%	3.89%	4.00%	4.07%	4.43%

1Includes average outstanding balances of loans held for sale of $7,709, $1,019, $1,091, $1,349 and $1,336 for the three months ended March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018 and March 31, 2018, respectively, and average balances of loans held for investment, excluding mortgage warehouse.
2 Net interest rate spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
3 Net interest margin is equal to net interest income divided by average interest-earning assets.

Supplemental Yield Trend

	For the Three Months Ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Average cost of interest-bearing deposits	1.62%	1.75%	1.59%	1.39%	1.00%
Average costs of total deposits, including noninterest-bearing	1.25	1.32	1.20	1.05	0.74

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Financial Highlights

Loans Held for Investment (“LHI”) and Deposit Portfolio Composition

	For the Three Months Ended
	March 31, 2019		December 31, 2018		September 30, 2018		June 30, 2018		March 31, 2018
	(Dollars in thousands)
Loans Held for Investment
Originated Loans
Commercial:
Commercial	$836,792	33.3%	$697,906	33.0%	$646,978	33.3%	$571,716	33.0%	$516,598	34.1%
Mortgage warehouse	1,988	0.1	—	—	—	—	—	—	—	—
Real Estate:
Owner occupied commercial	215,088	8.6	188,847	8.9	179,422	9.2	138,940	8.0	139,136	9.2
Commercial	752,628	30.0	636,200	30.0	592,959	30.5	556,410	32.2	459,437	30.3
Construction and land	364,812	14.5	303,315	14.3	254,258	13.1	215,266	12.5	173,514	11.5
Farmland	8,247	0.3	7,898	0.4	8,181	0.5	8,102	0.5	5,819	0.4
1-4 family residential	274,880	10.9	235,092	11.0	210,702	10.9	191,303	11.1	160,504	10.6
Multi-family residential	48,777	1.9	47,371	2.2	46,240	2.3	43,643	2.5	56,481	3.7
Consumer	8,587	0.3	4,304	0.2	3,123	0.2	2,716	0.2	2,371	0.2
Total originated LHI	$2,511,799	100%	$2,120,933	100%	$1,941,863	100%	$1,728,096	100%	$1,513,860	100%

Acquired Loans
Commercial:
Commercial	$975,878	29.9%	$62,866	14.4%	$76,162	15.3%	$120,002	17.3%	$156,222	19.5%
Mortgage warehouse	112,169	3.3	—	—	—	—	—	—	—	—
Real Estate:
Owner occupied commercial	530,026	16.2	132,432	30.5	133,865	26.6	146,199	21.2	167,651	20.9
Commercial	948,815	29.0	145,553	33.5	162,842	32.4	173,914	25.2	189,317	23.6
Construction and land	149,897	4.6	21,548	5.0	39,885	7.9	84,996	12.3	127,509	15.9
Farmland	1,781	0.1	2,630	0.6	2,672	0.5	2,713	0.4	3,547	0.4
1-4 family residential	295,719	9.1	62,825	14.5	79,106	15.7	92,183	13.3	86,302	10.8
Multi-family residential	238,936	7.3	3,914	0.9	4,077	0.8	65,978	9.6	66,001	8.2
Consumer	13,180	0.4	2,808	0.6	4,043	0.8	4,827	0.7	5,680	0.7
Total acquired LHI	$3,266,401	100%	$434,576	100%	$502,652	100%	$690,812	100%	$802,229	100%

Total LHI[1]	$5,778,200		$2,555,509		$2,444,515		$2,418,908		$2,316,089

Deposits[2]
Noninterest-bearing	$1,439,630	22.9%	$626,283	23.8%	$661,754	24.9%	$611,315	24.5%	$597,236	24.0%
Interest-bearing transaction	334,868	5.3	146,969	5.6	144,328	5.4	143,561	5.8	156,174	6.3
Money market	2,169,049	34.4	1,133,045	43.2	1,168,262	44.0	1,074,048	42.5	1,165,773	46.1
Savings	113,200	1.8	33,147	1.3	33,674	1.3	35,165	1.4	32,810	1.3
Certificates and other time deposits	2,240,968	35.6	682,984	26.1	648,236	24.4	626,329	25.8	541,801	22.3
Total deposits	$6,297,715	100%	$2,622,428	100%	$2,656,254	100%	$2,490,418	100%	$2,493,794	100%

Loan to Deposit Ratio	91.8%		97.4%		92.0%		97.1%		92.9%
1 Total LHI does not include deferred fees of $321 thousand at March 31, 2019, $15 thousand at December 31, 2018, $16 thousand at September 30, 2018, $22 thousand at June 30, 2018 and $24 thousand at March 31, 2018.
2 LHI and deposit portfolio compensation exclude assets and liabilities held for sale as of March 31, 2019.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Financial Highlights

Asset Quality

	For the Three Months Ended
	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
	(Dollars in thousands)
Nonperforming Assets (“NPAs”):
Originated nonaccrual loans	$10,779	$7,843	$4,664	$4,252	$3,438
Acquired nonaccrual loans	7,904	16,902	17,158	—	—
Originated accruing loans 90 or more days past due	2,329	—	4,302	613	374
Acquired accruing loans 90 or more days past due	1,974	—	—	—	—
Total nonperforming loans held for investment (“NPLs”)	22,986	24,745	26,124	4,865	3,812
Other real estate owned	151	—	—	—	10
Total NPAs	$23,137	$24,745	$26,124	$4,865	$3,822

Charge-offs:
Commercial	(2,654)	(26)	—	(77)	(72)
Consumer	(74)	—	—	—	(22)
Total charge-offs	(2,728)	(26)	—	(77)	(94)

Recoveries:
Commercial	64	7	10	15	9
Total recoveries	64	7	10	15	9

Net charge-offs	$(2,664)	$(19)	$10	$(62)	$(85)

Allowance for loan losses (“ALLL”) at end of period	$21,603	$19,255	$17,909	$14,842	$13,401

Remaining purchase discount (“PD”) on acquired loans[1]	$83,365	$12,098	$13,389	$16,345	$18,914

Asset Quality Ratios:
NPAs to total assets	0.29%	0.77%	0.80%	0.16%	0.12%
NPLs to total LHI	0.40	0.97	1.07	0.20	0.16
ALLL to total LHI	0.37	0.75	0.73	0.61	0.58
ALLL and remaining PD on acquired loans to total LHI[1]	1.82	1.23	1.28	1.29	1.40
Net charge-offs to average loans outstanding	0.05	—	—	—	—
1 Remaining PD on acquired loans includes non-accretable and accretable purchase discount on purchased performing and PCI loans for each quarter presented in the table.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

We identify certain financial measures discussed in this earnings release as being “non GAAP financial measures.” In accordance with SEC rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles as in effect from time to time in the United States (GAAP), in our statements of income, balance sheets or statements of cash flows. Non GAAP financial measures do not include operating and other statistical measures or ratios calculated using exclusively either one or both of (i) financial measures calculated in accordance with GAAP and (ii) operating measures or other measures that are not non GAAP financial measures.

The non-GAAP financial measures that we present in this earnings release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we present in this earnings release may differ from that of other companies reporting measures with similar names. You should understand how such other financial institutions calculate their financial measures that appear to be similar or have similar names to the non-GAAP financial measures we have discussed in this earnings release when comparing such non GAAP financial measures.

Tangible Book Value Per Common Share. Tangible book value is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as total stockholders’ equity less goodwill and core deposit intangibles, net of accumulated amortization; and (b) tangible book value per common share as tangible common equity (as described in clause (a)) divided by number of common shares outstanding. For tangible book value per common share, the most directly comparable financial measure calculated in accordance with GAAP is our book value per common share.

We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in core deposit intangibles. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible common equity and presents our tangible book value per common share compared with our book value per common share:

	For the Three Months Ended
	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
	(Dollars in thousands, except per share data)
Tangible Common Equity
Total stockholders' equity	$1,193,705	$530,638	$517,212	$508,441	$497,433
Adjustments:
Goodwill	(368,268)	(161,447)	(161,447)	(161,447)	(161,685)
Core deposit intangibles[1]	(74,916)	(11,675)	(12,107)	(12,538)	(12,970)
Tangible common equity	$750,521	$357,516	$343,658	$334,456	$322,778
Common shares outstanding	54,563	24,254	24,192	24,181	24,149

Book value per common share	$21.88	$21.88	$21.38	$21.03	$20.60
Tangible book value per common share	$13.76	$14.74	$14.21	$13.83	$13.37
1 The Company previously adjusted tangible common equity by excluding the impact of all other intangible assets. The Company has modified the metric to solely adjust for core deposit intangibles in order to align with industry peers for comparability purposes.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Tangible Common Equity to Tangible Assets. Tangible common equity to tangible assets is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as total stockholders’ equity, less goodwill and core deposit intangibles, net of accumulated amortization; (b) tangible assets as total assets less goodwill and core deposit intangibles, net of accumulated amortization; and (c) tangible common equity to tangible assets as tangible common equity (as described in clause (a)) divided by tangible assets (as described in clause (b)). For common equity to tangible assets, the most directly comparable financial measure calculated in accordance with GAAP is total stockholders’ equity to total assets.

We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, in each case, exclusive of changes in core deposit intangibles. Goodwill and other intangible assets have the effect of increasing both total stockholders’ equity and assets while not increasing our tangible common equity or tangible assets.

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible common equity and total assets to tangible assets and presents our tangible common equity to tangible assets:

	For the Three Months Ended
	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
	(Dollars in thousands)
Tangible Common Equity
Total stockholders' equity	$1,193,705	$530,638	$517,212	$508,441	$497,433
Adjustments:
Goodwill	(368,268)	(161,447)	(161,447)	(161,447)	(161,685)
Core deposit intangibles[1]	(74,916)	(11,675)	(12,107)	(12,538)	(12,970)
Tangible common equity	$750,521	$357,516	$343,658	$334,456	$322,778
Tangible Assets
Total assets	$7,931,747	$3,208,550	$3,275,846	$3,133,627	$3,063,319
Adjustments:
Goodwill	(368,268)	(161,447)	(161,447)	(161,447)	(161,685)
Core deposit intangibles[1]	(74,916)	(11,675)	(12,107)	(12,538)	(12,970)
Tangible Assets	$7,488,563	$3,035,428	$3,102,292	$2,959,642	$2,888,664
Tangible Common Equity to Tangible Assets	10.02%	11.78%	11.08%	11.30%	11.17%
1 The Company previously adjusted tangible common equity by excluding the impact of all other intangible assets. The Company has modified the metric to solely adjust for core deposit intangibles in order to align with industry peers for comparability purposes.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Return on Average Tangible Common Equity. Return on average tangible common equity is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) return as net income less the effect of core deposit intangibles as net income, plus amortization of core deposit intangibles, net of taxes; (b) average tangible common equity as total average stockholders’ equity less average goodwill and average core deposit intangibles, net of accumulated amortization; and (c) return (as described in clause (a)) divided by average tangible common equity (as described in clause (b)). For return on average tangible common equity, the most directly comparable financial measure calculated in accordance with GAAP is return on average equity.

We believe that this measure is important to many investors in the marketplace who are interested in the return on common equity, exclusive of the impact of core deposit intangibles. Goodwill and core deposit intangibles have the effect of increasing total stockholders’ equity while not increasing our tangible common equity. This measure is particularly relevant to acquisitive institutions that may have higher balances in goodwill and core deposit intangibles than non-acquisitive institutions.

The following table reconciles, as of the dates set forth below, average tangible common equity to average common equity and net income available for common stockholders excluding amortization of core deposit intangibles, net of tax to net income and presents our return on average tangible common equity:

	For the Three Months Ended
	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
	(Dollars in thousands)
Net income available for common stockholders adjusted for amortization of core deposit intangibles
Net income	$7,407	$9,825	$8,935	$10,193	$10,388
Adjustments:
Plus: Amortization of core deposit intangibles[1]	2,477	432	431	432	387
Less: Tax benefit at the statutory rate	520	91	91	91	81
Net income available for common stockholders adjusted for amortization of intangibles	$9,364	$10,166	$9,275	$10,534	$10,694

Average Tangible Common Equity
Total average stockholders' equity	$1,190,266	$523,590	$514,876	$504,328	$492,869
Adjustments:
Average goodwill	(366,795)	(161,447)	(161,447)	(161,433)	(159,272)
Average core deposit intangibles[1]	(76,727)	(11,932)	(12,354)	(12,807)	(14,978)
Average tangible common equity	$746,744	$350,211	$341,075	$330,088	$318,619
Return on Average Tangible Common Equity (Annualized)	5.09%	11.52%	10.79%	12.80%	13.61%
1 The Company previously adjusted tangible common equity by excluding the impact of all other intangible assets. The Company has modified the metric to solely adjust for core deposit intangibles in order to align with industry peers for comparability purposes.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Operating Earnings, Pre-tax, Pre-provision Operating Earnings and performance metrics calculated using Operating Earnings and Pre-tax, Pre-provision Operating Earnings, including Diluted Operating Earnings per Share, Operating Return on Average Assets, Operating Return on Average Tangible Common Equity and Operating Efficiency Ratio. Operating earnings and pre-tax, pre-provision operating earnings are non GAAP measures used by management to evaluate the Company’s financial performance. We calculate (a) operating earnings as net income plus loss on sale of securities available-for-sale, net, less gain on sale of disposed branch assets, plus lease exit costs, net, plus branch closure expenses, plus one-time issuance of shares to all employees, plus merger and acquisition expenses, less tax impact of adjustments, plus re-measurement of deferred tax assets as a result of the reduction in the corporate income tax rate under the Tax Cuts and Jobs Act, plus other merger and acquisition discrete tax items. We calculate (b) pre-tax, pre-provision operating earnings as operating earnings as described in clause (a) plus provision for income taxes, plus provision for loan losses. We calculate (c) diluted operating earnings per share as operating earnings as described in clause (a) divided by weighted average diluted shares outstanding. We calculate (d) operating return on average tangible common equity as operating earnings as described in clause (a) divided by total average tangible common equity (average stockholders' equity less average goodwill and average core deposit intangibles, net of accumulated amortization.) We calculate (e) operating efficiency ratio as non interest expense plus adjustments to operating non interest expense divided by (i) non interest income plus adjustments to operating non interest income plus (ii) net interest income.

We believe that these measures and the operating metrics calculated utilizing these measures are important to management and many investors in the marketplace who are interested in understanding the ongoing operating performance of the Company and provide meaningful comparisons to its peers.

The following tables reconcile, as of the dates set forth below, operating earnings and pre-tax, pre-provision operating earnings and related metrics:

	For the Three Months Ended
	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
	(Dollars in thousands)
Operating Earnings
Net income	$7,407	$9,825	$8,935	$10,193	$10,388
Plus: Loss on sale of securities available for sale, net	772	42	—	—	—
Less: Gain on sale of disposed branch assets	—	—	—	—	(388)
Plus: Lease exit costs, net[1]	—	—	—	—	1,071
Plus: Branch closure expenses	—	—	—	—	172
Plus: One-time issuance of shares to all employees	—	—	—	421	—
Plus: Merger and acquisition expenses	31,217	1,150	2,692	1,043	335
Operating pre-tax income	39,396	11,017	11,627	11,657	11,578
Less: Tax impact of adjustments[2]	6,717	(440)	538	293	242
Plus: Tax Act re-measurement	—	—	(688)	(127)	820
Plus: Other M&A discrete tax items	—	—	—	—	—
Net operating earnings	$32,679	$11,457	$10,401	$11,237	$12,156

Weighted average diluted shares outstanding	55,439	24,532	24,613	24,546	24,539
Diluted EPS	$0.13	$0.40	$0.36	$0.42	$0.42
Diluted operating EPS	0.59	0.47	0.42	0.46	0.50

1 Lease exit costs, net for the three months ended March 31, 2018 includes a $1.5 million consent fee and $240 thousand in professional services paid in January 2018 to separately assign and sublease two of our branch leases that the Company ceased using in 2017 offset by the reversal of the corresponding assigned lease cease-use liability totaling $669 thousand.
2 During the fourth quarter of 2018, the Company initiated a transaction cost study, which through December 31, 2018 resulted in $727 thousand of expenses paid that are non-deductible merger and acquisition expenses. As such, the $727 thousand of non-deductible expenses are reflected in the three months ended and year-ended December 31, 2018 tax impact of adjustments amounts reported. All other non-merger related adjustments to operating earnings are taxed at the statutory rate.

	For the Three Months Ended
	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
	(Dollars in thousands)
Pre-Tax, Pre-Provision Operating Earnings
Net income	$7,407	$9,825	$8,935	$10,193	$10,388
Plus: Provision for income taxes	1,989	3,587	1,448	2,350	3,511
Pus: Provision for loan losses	5,012	1,364	3,057	1,504	678
Plus: Loss on sale of securities available for sale, net	772	42	—	—	—
Plus: Loss (gain) on sale of disposed branch assets	—	—	—	—	(388)
Plus: Lease exit costs, net[1]	—	—	—	—	1,071
Plus: Branch closure expenses	—	—	—	—	172
Plus: One-time issuance of shares to all employees	—	—	—	421	—
Plus: Merger and acquisition expenses	31,217	1,150	2,692	1,043	335
Net pre-tax, pre-provision operating earnings	$46,397	$15,968	$16,132	$15,511	$15,767

Average total assets	$7,841,267	$3,243,168	$3,233,214	$3,059,456	$3,006,429
Pre-tax, pre-provision operating return on average assets[2]	2.40%	1.95%	1.98%	2.03%	2.13%

Average total assets	$7,841,267	$3,243,168	$3,233,214	$3,059,456	$3,006,429
Return on average assets[2]	0.38%	1.20%	1.10%	1.34%	1.40%
Operating return on average assets[2]	1.69	1.40	1.28	1.47	1.64

Operating earnings adjusted for amortization of intangibles
Net operating earnings	$32,679	$11,457	$10,401	$11,237	$12,156
Adjustments:
Plus: Amortization of core deposit intangibles[3]	2,477	432	431	432	387
Less: Tax benefit at the statutory rate	520	91	91	91	81
Operating earnings adjusted for amortization of intangibles	$34,636	$11,798	$10,741	$11,578	$12,462

Average Tangible Common Equity
Total average stockholders' equity	$1,190,266	$523,590	$514,876	$504,328	$492,869
Adjustments:
Average goodwill	(366,795)	(161,447)	(161,447)	(161,433)	(159,272)
Average core deposit intangibles[3]	(76,727)	(11,932)	(12,354)	(12,807)	(14,978)
Average tangible common equity	$746,744	$350,211	$341,075	$330,088	$318,619
Operating Return on average tangible common equity[2]	18.81%	13.37%	12.49%	14.07%	15.86%

Efficiency ratio	82.30%	54.27%	57.58%	53.51%	54.28%
Operating efficiency ratio	43.54%	50.65%	49.09%	48.67%	49.94%
1 Lease exit costs, net for the three months ended March 31, 2018 includes a $1.5 million consent fee and $240 thousand in professional services paid in January 2018 to separately assign and sublease two of our branch leases that the Company ceased using in 2017 offset by the reversal of the corresponding assigned lease cease-use liability totaling $669 thousand.
2 Annualized ratio.
3 The Company previously adjusted tangible common equity by excluding the impact of all other intangible assets. The Company has modified the metric to solely adjust for core deposit intangibles in order to align with industry peers for comparability purposes.